Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

This announcement is not for distribution or release in Jersey, Canada and Japan or in any other jurisdiction in which offers or sales would be prohibited by applicable law.

Shire plc announces refinancing of bank facilities connected with the recent acquisition of New River through the launch of US$1,000 million Convertible Bonds due 2014 to be offered outside the United States and to non-US persons only

Basingstoke, UK – 2 May 2007– Shire plc (“Shire” or the “Company”) (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it intends to make an offering of US$1,000 million principal amount of Convertible Bonds (“Bonds”) due 2014 to international institutional investors outside the United States that are non-US persons. The proceeds of the offering will provide refinancing on attractive terms for part of the bank facilities put in place for the recent acquisition of New River Pharmaceuticals Inc.

The Bonds to be issued by the Company will be convertible into ordinary shares of Shire (“Shares”), and are expected to have a semi annual coupon in the range of 2 5/8% to 3 1/8% per annum and an expected initial conversion price at a premium of 45% to 50% above the volume weighted average price of the Shares during the course of today up to the time of pricing. The Bonds will be issued at 100% of their principal amount and, unless previously redeemed, converted or cancelled, will mature on the seventh anniversary of the issue of the Bonds in 2014. The final terms of the Bonds are expected to be announced today.

Bondholders will have the right to put the Bonds at the end of year five. Shire will have the option to call the Bonds after the first five years, should the price of the Shares exceed 130% of the then prevailing conversion price over a specified period.

There will be an over-allotment option (“Option”) of up to a further US$100 million (up to 10% of the offering amount). The Option can be exercised at any time up to (and including) 7 May 2007.

Shire intends to use all of the net proceeds of the issue of the Bonds to repay and cancel part of the US$1.3 billion drawn down by the Shire group under its US$2.3 billion bank facilities to part fund its recent acquisition of New River Pharmaceuticals Inc. A further US$1 billion remains available under these bank facilities for general corporate purposes, including future acquisitions.

Registered in England 5492592  Registered Office as above

This announcement does not constitute or form part of an offer to sell or the solicitation of an offer to subscribe for or otherwise acquire any securities.  The securities have not been and will not be registered under the U.S. Securities Act of 1933 and are subject to U.S. tax law requirements.   Accordingly, these securities may not be offered, sold or delivered in the United States or to U.S. persons and this notice is not an offer of the securities.

Stabilisation/FSA

In connection with the issue of the Bonds, Goldman Sachs International or any agent of Goldman Sachs International (the “Stabilising Manager”) may, to the extent permitted by applicable laws and directions, over-allot or effect transactions with a view to supporting the market price of the Bonds and the Shares at a level other than that which might otherwise prevail, for a limited period after the issue date, but in so doing the Stabilising Manager shall act as principal and not as agent of the Company. The Stabilising Manager is, however, not obliged to do this. Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilising shall be conducted in accordance with all applicable laws and rules. The stabilisation period commenced today and is expected to end no later than 7 May 2007.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
Media	Jessica Mann (Rest of the World)	+44 1256 894 280

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

This press release is for information only and does not constitute an offer to sell, purchase, exchange or transfer any securities or a solicitation of any such offer. This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.  Securities to be issued pursuant to any offer may not be offered to, sold to or purchased or held by, or for the account of, persons resident for income tax purposes in Jersey (other than financial institutions in the normal course of business).